EXHIBIT 99.2

                             JOINT FILING AGREEMENT

     Each of the undersigned acknowledges and agrees that the Schedule 13D (Amendment No. I to Schedule 13D) to which this Joint Filing Agreement is attached is filed on his or its behalf and that each is responsible for the timely filing of any amendments thereto and for the completeness and accuracy of the information relating to such person contained herein.

                                  Durwood, Inc.

                            By:/s/ Stanley H. Durwood
                                    Stanley H. Durwood,
                                    President

                                /s/ Stanley H. Durwood
                                    Stanley H. Durwood































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